Exhibit 99.4

Unaudited Consolidated Financial Statements

Pioneer Surgical Technology, Inc. and Subsidiaries

For the Six Month Periods Ending June 30, 2013 and 2012

Pioneer Surgical Technology, Inc. and Subsidiaries

UNAUDITED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	June 30, 2013	December 31, 2012
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$918	$1,618
Short-term investments	—	800
Accounts receivable, net	12,300	13,829
Inventories, net	28,608	29,175
Prepaid expenses	838	357
Deferred tax assets, net	5,385	4,688
Refundable taxes	673	256

Total current assets	48,722	50,723

PROPERTY, PLANT AND EQUIPMENT, NET	16,083	17,052

INTANGIBLE ASSETS, NET	1,504	1,304

LONG-TERM INVESTMENTS	—	—

DEFERRED TAX ASSETS, NET	4,113	4,109

OTHER LONG-TERM ASSETS	228	125

TOTAL ASSETS	$70,650	$73,313

Pioneer Surgical Technology, Inc. and Subsidiaries

UNAUDITED CONSOLIDATED BALANCE SHEETS - CONTINUED

(In thousands, except share data)

	June 30, 2013	December 31, 2012
LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Current maturities of long-term debt	2,051	2,051
Accounts payable	4,320	4,988
Accrued expenses and other current liabilities	7,217	8,326

Total current liabilities	13,588	15,365

LONG-TERM LIABILITIES
Line of credit	3,357	2,192
Long-term debt, net of current maturities	7,106	7,966
Other liabilities	1,683	1,913

Total liabilities	25,734	27,436

COMMON STOCK SUBJECT TO REDEMPTION, no par value; 255,000 shares issued and outstanding at June 30, 2013 and December 31, 2012	201	201

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Series A preferred stock, no par value; 7,519,706 shares authorized, issued and outstanding at June 30, 2013 and December 31, 2012 (Note N)	65,000	65,000
Series B preferred stock, no par value; 4,619,565 shares authorized, issued and outstanding at June 30, 2013 and December 31, 2012 (Note N)	31,262	31,262
Common stock, no par value; 143,000,000 shares authorized; 32,188,621 shares issued and outstanding (excluding shares subject to redemption) at June 30, 2013 and December 31, 2012	—	—
Notes receivable from sale of common stock	(844)	(820)
Accumulated deficit	(50,837)	(49,833)
Accumulated other comprehensive income	134	67

Total stockholders’ equity	44,715	45,676

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$70,650	$73,313

The accompanying notes are an integral part of these consolidated financial statements.

Pioneer Surgical Technology, Inc. and Subsidiaries

UNAUDITED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

Six months ended June 30,

(In thousands)

	2013	2012

Net sales	$42,113	$44,127

Cost of sales	14,373	12,625

Gross profit	27,740	31,502

Operating expenses
General and administrative	10,323	10,057
Selling and marketing	14,865	16,720
Research and development	3,283	4,728

Total operating expenses	28,471	31,505

Operating loss	(731)	(3)

Other income (expense)
Interest income	4	35
Interest expense	(112)	(304)
Gain on embedded Series B derivative	—	1,017
Other expense	(405)	(769)

Total other expense	(513)	(21)

Loss before income tax	(1,244)	(24)

Income tax (benefit) expense	(629)	16

Net loss	(615)	(40)

Other comprehensive income
Translation adjustment	67	147

COMPREHENSIVE (LOSS) INCOME	$(548)	$107

The accompanying notes are an integral part of these consolidated financial statements.

Pioneer Surgical Technology, Inc. and Subsidiaries

UNAUDITED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

Six months ended June 30, 2013

(In thousands, except share data)

	Stock subject to redemption							Stockholders’ equity
	Series A Preferred Stock		Series B Preferred Stock		Common stock		Total stock subject	Series A Preferred Stock		Series B Preferred Stock		Common stock		Notes receivable from sale of	Accumulated	Accumulated other comprehensive	Total stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	to redemption	Shares	Amount	Shares	Amount	Shares	Amount	common stock	deficit	income	equity

Balance at January 1, 2013	—	$—	—	$—	255,000	$201	$201	7,519,706	$65,000	4,619,565	$31,262	32,188,621	$—	$(820)	$(49,833)	$67	$45,676

Net income	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(615)	—	(615)
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	67	67
Issuance - common stock	—	—	—	—	—	—	—	—	—	—	—	—	—	(24)	24	—	—
Redemption - common stock	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Share-based compensation	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(413)	—	(413)
Accretion - preferred stock to redemption value	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Accretion - preferred stock issuance costs	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Accretion - common stock subject to redemption	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Changes in shareholder redemption rights	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—

Balance at June 30, 2013	—	$—	—	$—	255,000	$201	$201	7,519,706	$65,000	4,619,565	$31,262	32,188,621	$—	$(844)	$(50,837)	$134	$44,715

The accompanying notes are an integral part of these consolidated financial statements.

Pioneer Surgical Technology, Inc. and Subsidiaries

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

Six months ended June 30,

(In thousands, except share data)

	2013	2012
Cash flows from operating activities
Net income	$(615)	$(40)
Adjustments to reconcile net income to net cash provided by (used in) operating activities
Depreciation and amortization	2,479	2,703
Loss on disposal of property and equipment	187	330
Bad debt expense, net of recoveries	125	189
Provision for excess and obsolete inventory	551	180
Gain on embedded Series B derivative	—	(1,017)
Change in interest rate swap liabilities	(106)	(69)
Share-based compensation expense	(413)	21
Deferred tax provision	(702)	—
Deferred revenue	(134)	—
Changes in operating assets and liabilities
Accounts receivable	1,375	(1,842)
Inventory	(37)	(1,495)
Prepaid expenses and other assets	(589)	(82)
Refundable taxes	(419)	(56)
Accounts payable	(519)	(2,638)
Accrued and other liabilities	(1,098)	(188)

Net cash provided by (used in) operating activities	85	(4,004)

Cash flows from investing activities
Purchase of short-term investments	—	—
Maturities of short-term investments	800	3,905
Proceeds from long-term investments	—	40
Purchase of property, plant and equipment	(1,611)	(2,304)
Proceeds from disposition of property and equipment	—	2
Purchase of intangible assets	(285)	(192)

Net cash provided by (used in) investing activities	(1,096)	1,451

Cash flows from financing activities
Payments on line of credit	(23,257)	(22,323)
Proceeds from line of credit	24,423	25,341
Issuance of long-term debt	—	—
Payments on long-term debt	(859)	(791)
Proceeds from the exercise of common stock options	—	—
Redemption of common stock	—	(48)

Net cash (used in) provided by financing activities	307	2,179

Effect of exchange rate changes on cash	5	(50)

Net decrease in cash and cash equivalents	(699)	(424)

Cash and cash equivalents at beginning of year	1,617	2,524

Cash and cash equivalents at end of year	$918	$2,100

Pioneer Surgical Technology, Inc. and Subsidiaries

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS - CONTINUED

Six months ended June 30,

(In thousands, except share data)

	2013	2012
Supplemental cash flow information
Cash paid for
Interest	$245	$317
Income taxes, net	288	33

Supplemental disclosures of non-cash investing and financing activities
The Company increased the carrying amount of preferred stock subject to redemption by an aggregate of $0 and $10,360 during the six months ended June 30, 2013 and 2012, respectively.
The Company decreased the carrying amount of common stock subject to redemption by an aggregate of $0 during the six months ended June 30, 2013 and 2012.
The Company repurchased -0- and 167,112 shares of common stock in lieu of repayment of a stockholder note receivable and accrued interest of $0 and $170 during June 30, 2013 and 2012, respectively.

The accompanying notes are an integral part of these consolidated financial statements.

Pioneer Surgical Technology, Inc. and Subsidiaries

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2013 and 2012

(In thousands, except share data)

NOTE A - DESCRIPTION OF BUSINESS

Pioneer Surgical Technology, Inc. and Subsidiaries (together, the Company) are engaged in the business of developing, manufacturing and distributing spine, biologics, orthopedics and cardio-thoracic products. The Company is headquartered in Marquette, Michigan, and has production, research, marketing and engineering offices in the United States of America (U.S.), a sales and distribution office in The Netherlands and a sales office in Germany.

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Pioneer Surgical Technology, Inc. and its wholly owned subsidiaries, Pioneer Surgical Orthobiologics, Inc.; Angstrom Acquisition Corp. II; Pioneer Surgical Technology Holdings Luxembourg S.à.r.l.; Pioneer Surgical Technology Australia PTY; Pioneer Surgical Technology Ireland Limited; Pioneer Surgical Technology BV and Pioneer Surgical Technology Deutschland GmbH. All intercompany balances and transactions between the Company and its subsidiaries have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. The following amounts, among others, presented in the financial statements are subject to management estimates: allowances for uncollectible receivables, inventory provisions, self-funded insurance liabilities, deferred income tax asset valuation allowances, income tax reserves, deferred revenue and share-based compensation expense. Actual results could differ from those estimates.

Concentration of Credit Risk

The Company is potentially subject to credit risk in connection with its accounts receivable. The Company has a credit policy and performs ongoing credit evaluations of its customers. The Company does not generally require collateral or other security and maintains an allowance for potential credit losses.

The Company maintains its cash balances at various financial institutions. The cash in the Company’s U.S. banks that is interest bearing was insured by the Federal Deposit Insurance Corporation up to $250 and non-interest bearing accounts were fully insured during the six months ended June 30, 2013 and 2012. At times, deposits in these institutions exceed the amount of insurance provided on such deposits. The Company has not experienced any losses in such accounts and believes that it is not exposed to any significant risk on these balances.

Pioneer Surgical Technology, Inc. and Subsidiaries

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

June 30, 2013 and 2012

(In thousands, except share data)

The Company also had cash equivalents in foreign bank accounts at June 30, 2013 and December 31, 2012. If the Company decides to repatriate the cash in foreign bank accounts, it may experience difficulty in repatriating this cash in a timely manner. The Company may also be exposed to foreign currency fluctuations and taxes if it repatriates these funds. The Company’s cash in its foreign bank accounts is not insured.

Sources of Supply

Certain of the Company’s raw materials and purchased components are supplied by single sources due to technology, price, quality or other considerations. Some of these single-sourced components are manufactured to the Company’s design and specifications. Most of these items, however, may be sourced from other suppliers, often after a qualification process. Sourcing from alternative suppliers, in some cases, may require additional product design to accommodate variations from the original components. In the event the Company’s supply of critical raw materials or components was to be interrupted due to the time required to qualify materials or components, or modify product designs, the Company’s ability to manufacture the related product in the desired quantities and in a timely manner could be adversely affected. The Company mitigates these risks by working closely with key suppliers to coordinate product plans and the transition to replacement components for critical parts.

Cash and Cash Equivalents

The Company considers highly liquid investments with original maturities of 90 days or less to be cash equivalents. Cash equivalents are stated at market value, which approximates cost. The Company’s cash equivalents are primarily invested in money market funds.

Short-term Investments

Short-term investments are investments with an original maturity greater than 90 days and less than one year and long-term investments maturing within 12 months of year-end. The Company carries the investments at cost. The Company’s short-term investments are primarily invested in certificates of deposit.

Long-term Investments

Long-term investments are investments with an original maturity greater than one year. The Company carries the investments at cost. The Company’s long-term investments are primarily invested in certificates of deposit.

Pioneer Surgical Technology, Inc. and Subsidiaries

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

June 30, 2013 and 2012

(In thousands, except share data)

Accounts Receivable

The Company grants credit to customers in the normal course of business, but generally does not require collateral or any other security to support its receivables. Accounts receivable are stated at net invoice amounts. The Company maintains an allowance for uncollectible amounts. This allowance is an estimate and is regularly evaluated by the Company for adequacy by considering factors such as past experience, credit quality of the customer base, age of the receivable balances (both individually and in the aggregate) and current economic conditions that may affect a customer’s ability to pay. Uncollectible accounts are written off against the allowance when it is deemed that a customer account is uncollectible. Allowances for uncollectible amounts attributed to bad debts are recorded in general and administrative expenses in the accompanying consolidated statements of comprehensive income. If the financial condition of the Company’s customers was to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required. A rollforward of the allowance for uncollectible amounts is as follows:

	2013	2012

Balance as of January 1,	$612	$588
Provision	125	189
Write-offs	—	(137)

Balance as of June 30,	$737	$640

Inventory

Inventory, including consigned finished goods, is stated at the lower of cost or market, with cost determined using the first-in, first-out method. The Company’s evaluation of inventories for obsolescence and excess quantities includes analyses of inventory levels, including consigned finished goods, historical loss trends, expected product lives, product at risk of expiration, sales levels by product and projections of future sales demand. Current products and related inventories may require additional provisions based on changes in market demand or introduction of competing technologies. Increases in the provision for excess and obsolete inventory result in a corresponding expense to cost of sales in the accompanying consolidated statements of comprehensive income. The Company reduces excess and obsolete provisions for products no longer requiring reserves at the time product is sold or otherwise disposed of. Consigned finished goods are included in inventory until revenue is recognized as described in note B.

Property, Plant and Equipment

Property, plant and equipment are recorded at cost and depreciated utilizing the straight-line method over the estimated useful lives of the respective assets. The cost for purchased software includes the cost of development and implementation. Leasehold improvements are amortized over the shorter of the useful life of the assets or term of the lease. Repairs and maintenance are expensed as incurred.

Surgical Instruments

Surgical instruments are handheld devices used by surgeons during implant procedures. The Company retains title to the surgical instruments, which are recorded within property, plant and equipment at cost less accumulated depreciation. Depreciation is computed using the straight-line method based on an estimated useful life of three years. Depreciation for instruments is included in selling and marketing expenses in the accompanying consolidated statements of comprehensive income.

Intangible Assets

Intangible assets include license agreements and patent rights. Intangible assets are amortized over the estimated useful life on a straight-line basis. At the time of acquisition, the asset life is estimated based on the term of the license agreement, patent life or market exclusivity of the asset and an assessment of future sales and profitability of the asset.

Pioneer Surgical Technology, Inc. and Subsidiaries

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

June 30, 2013 and 2012

(In thousands, except share data)

Impairment of Long-lived Assets

Long-lived assets, which include property, plant and equipment, and purchased intangible assets subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset be tested for impairment, the Company first compares undiscounted cash flows expected to be generated by an asset group to the carrying amount of the assets. If the carrying amounts of the long-lived assets were not recoverable on an undiscounted cash flow basis, impairment is recognized to the extent that the carrying amount of individual assets exceeds their fair value. Fair value is determined through various valuation techniques, including discounted cash flow models, quoted market values or third-party independent appraisals as considered necessary. There was no impairment of long-lived assets during the six months ended June 30, 2013 and 2012.

Derivative Instruments

The Company has entered into interest rate swaps in connection with certain debt financing to enhance the predictability of the related expense and cash flows, and has elected to forgo the documentation required to obtain hedge accounting. All of the Company’s derivative instruments are recorded on the consolidated balance sheets as either an asset or a liability and measured at fair value. The changes in the derivatives’ fair values are recognized as interest expense or interest income in the accompanying consolidated statements of comprehensive income.

In connection with the Company’s Series B preferred stock (Series B) issuance, the Company was required to bifurcate an embedded derivative and account for it as a bundled derivative instrument as described in note N.

Stock Subject to Conditional Redemption Rights

Certain of the Company’s common shares and, prior to September 13, 2012, the Company’s Series A preferred stock (Series A) and Series B are subject to conditional redemption rights that are outside the control of the Company. The Company has elected to account for conditionally redeemable equity instruments within mezzanine equity in the accompanying consolidated balance sheets. For common shares subject to conditional redemption rights that are probable of being met, the Company records the carrying amount of the shares at their redemption price at each year-end. Changes in the carrying amounts of preferred and common shares recorded in mezzanine equity are treated in the same manner as dividends on non-redeemable stock. See note M for the treatment of the Series A and Series B after September 13, 2012.

Foreign Currency Translation

The euro is the functional currency of Pioneer Surgical Technology BV, Pioneer Surgical Technology Deutschland GmbH and Pioneer Surgical Technology Holdings Luxembourg S.à.r.l., the Company’s wholly owned European subsidiaries. Assets and liabilities of these subsidiaries are translated into U.S. dollars at the rate of exchange in effect at the close of the period. Income and expenses are translated at an average rate of exchange for the year. The aggregate effect of translating the consolidated financial statements is included in accumulated other comprehensive income in the accompanying consolidated statements of stockholders’ equity. Foreign currency transaction gains and losses are included in other expense in the accompanying consolidated statements of comprehensive income. The aggregate transaction loss was $358 and $575 during the six months ended June 30, 2013 and 2012, respectively.

Pioneer Surgical Technology, Inc. and Subsidiaries

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

June 30, 2013 and 2012

(In thousands, except share data)

Other Comprehensive Income

Foreign currency translation adjustments are reported as a direct adjustment to equity in the consolidated balance sheets. Foreign currency translation adjustments of $67 and $147 as of June 30, 2013 and 2012, respectively, along with net income, are considered components of comprehensive income. The currency translation adjustment is not adjusted for income taxes. Comprehensive income was $(548) and $107 for the six months ended June 30, 2013 and 2012, respectively.

Revenue Recognition and Cost of Sales

The Company sells a significant portion of its products directly to original equipment manufacturers and through third-party distributors to health care facilities. In limited circumstances, the Company will sell directly to health care facilities. Revenue is recognized when all of the following criteria are met: persuasive evidence of an arrangement exists; shipment or delivery has occurred, based on the sales terms; the sales price is fixed or determinable; and collectability is reasonably assured. Sales directly to other companies are recognized when title and risk of ownership have been transferred, which are upon shipment or delivery to the customer.

A significant amount of inventory is held on consignment within the third-party distributor network by distributor field representatives, with the Company retaining risk of inventory ownership. Distributors are representatives of the Company and are aware of consignment inventory sales because a distributor is generally present at the time the product is implanted in a patient. Consignment inventory sales are recognized when the Company receives notification via a delivered order form that a product has been used or implanted. The Company is responsible for establishing pricing and retains accounts receivable collection risk. Distributor commissions are determined through distributor agreements, and such commissions are recognized as a selling cost.

The Company also has inventory held on consignment with one customer. The Company retains risk of inventory ownership, and sales are recognized monthly based on usage.

The Company has revenue related to research and development projects contingent on the achievement of certain milestones. Revenue is recognized in the period the milestone is achieved if the revenue was related to the Company’s performance to achieve the milestone, relates solely to past performance, and is reasonable relative to all of the deliverables and payment terms within the arrangement. The amount of revenue recognized based on the achievement of milestones during the six months ended June 30, 2013 and 2012, was not material to the Company’s consolidated financial statements.

Cash collected in excess of revenue recognized is recorded as deferred revenue within other liabilities in the accompanying consolidated balance sheets.

Revenue recognition terms are consistent for both domestic and international sales. All sales are recorded net of any trade or volume discounts. There are no material prompt payment discounts offered. Products sold to hospitals are either implanted or one-time use medical devices and are not subject to return. Products sold through resellers are subject to return, and as such, an allowance is maintained for returns.

The Company has significant revenues and receivable balances with individual customers. During the six months ended June 30, 2013, sales to one customer represented 21% of the Company’s total net sales and 12% of accounts receivable. During the six months ended June 30, 2012, sales to the same customer represented 20% of the Company’s total net sales and 12% of accounts receivable. Collection terms for these customers are net 30 days.

Pioneer Surgical Technology, Inc. and Subsidiaries

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

June 30, 2013 and 2012

(In thousands, except share data)

Sales taxes collected from customers and remitted to governmental authorities are accounted for on a net basis and, therefore, are excluded from net sales in the accompanying consolidated statements of comprehensive income. Shipping and handling costs billed to customers for the delivery of finished goods are not significant and are recorded in net sales in the accompanying consolidated statements of comprehensive income. These costs are recorded within cost of sales in the accompanying consolidated statements of comprehensive income as they are incurred. Cost of sales in the accompanying consolidated statements of comprehensive income, consisting primarily of raw materials, components, direct labor and manufacturing overhead, is recognized in the same period in which the related revenue is recognized.

Net sales were made to customers in the following geographic regions during the six months ended June 30,:

	2013	2012

North America	$38,972	$39,356
Europe, Middle East and Africa	2,677	2,727
Asia	356	1,647
Australia	108	397

Total	$42,113	$44,127

Income Taxes

The Company accounts for income taxes under the asset and liability method whereby deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company records a valuation allowance to reduce deferred tax assets when the amount of expected future taxable income is not likely to support the use of the deduction or credit.

The Company recognizes the benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more likely than not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the relevant tax authority. Interest and penalties, if incurred, are recognized in the consolidated statements of comprehensive income.

Share-based Compensation

The Company measures and recognizes the cost of employee services received in exchange for equity instruments classified within equity based on the grant date fair value of those awards. Compensation cost for equity classified awards is recognized ratably using the straight-line attribution method over the expected vesting period, which is considered to be the requisite service period, based on awards ultimately expected to vest, and is reduced for estimated forfeitures of unvested awards.

Pioneer Surgical Technology, Inc. and Subsidiaries

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

June 30, 2013 and 2012

(In thousands, except share data)

For purposes of calculating share-based compensation, the Company estimates the fair value of stock options using a Black-Scholes option pricing model. The Black-Scholes option pricing model incorporates various assumptions, including volatility, expected life, interest rates and dividends.

The Company records expense for all stock options granted to non-employees who are not directors in an amount equal to the estimated fair value at the earlier of the performance commitment date or the date at which performance is complete, determined using the Black-Scholes option pricing model. The expense is recognized ratably over the vesting period.

Advertising Costs

Advertising costs are expensed as incurred. Advertising expense for the six months ended June 30, 2013 and 2012 was $21 and $40, respectively.

Research and Development

Research and development expenditures are charged to expense as incurred and include the costs to design, develop, test, deploy and enhance products. Research and development expense in the accompanying consolidated statements of comprehensive income also includes the cost of acquired in-process research and development (IPR&D), clinical trials and obtaining regulatory approval for products.

IPR&D

Payments for the acquisition of products that are under development or are not approved by the Food and Drug Administration (FDA) for marketing, and have not reached technical feasibility or have no foreseeable alternative future uses, are expensed as research and development or acquired IPR&D.

IPR&D acquired in a business combination is capitalized at fair value as an indefinite-lived intangible asset until completion of the IPR&D project or abandonment. Upon completion of the project, acquired IPR&D assets are amortized over the estimated useful life. If the IPR&D project was abandoned, the related assets would be impaired and written down to the remaining fair value. IPR&D acquired in an asset purchase is expensed immediately. For the six months ended June 30, 2013 and 2012, no IPR&D was capitalized and there were no impairments or withdrawals.

Pioneer Surgical Technology, Inc. and Subsidiaries

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

June 30, 2013 and 2012

(In thousands, except share data)

NOTE C - INVENTORIES, NET

Inventories, net consisted of the following:

	June 30, 2013	December 31, 2012

Raw materials	$1,494	$1,589
Work in process	7,581	7,943
Finished goods	7,537	7,759
Consigned inventory	11,996	11,884

Total	$28,608	$29,175

As of June 30, 2013 and 2012, the Company had an inventory allowance related to excess and obsolete inventory of $6,309 and $4,962, respectively.

Pioneer Surgical Technology, Inc. and Subsidiaries

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

June 30, 2013 and 2012

(In thousands, except share data)

NOTE D - PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment are summarized as follows:

	June 30, 2013	December 31, 2012	Depreciable life (years)

Land	$284	$284
Land improvements	354	354	20
Buildings	9,504	9,504	39
Machinery and equipment	16,559	16,065	3 - 10
Furniture and fixtures	2,208	2,190	3 - 10
Computer equipment and software	3,939	4,000	3 - 5
Surgical instrumentation	11,503	11,554	3
Construction in progress	659	572

Total property, plant and equipment	45,010	44,523

Accumulated depreciation	(28,927)	(27,471)

Property, plant and equipment, net	$16,083	$17,052

Total depreciation expense related to property, plant and equipment was $942 and $1,104 during the six months ended June 30, 2013 and 2012, respectively. The depreciation expense for property, plant and equipment under a capital lease was $25 and $19 during the six months ended June 30, 2013 and 2012, respectively. The cost of property, plant and equipment under capital lease totaled $255 as of June 30, 2013 and December 31, 2012, respectively. Accumulated depreciation related to property, plant and equipment under capital lease totaled $101 and $75 as of June 30, 2013 and December 31, 2012, respectively. Depreciation expense for surgical instrumentation was $1,446 and $1,532 during the six months ended June 30, 2013 and 2012, respectively.

Disposal of fixed assets during the six months ended June 30, 2013 and 2012 resulted in a loss of $187 and $330, respectively. The losses were recorded as operating expenses.

As of June 30, 2013 and December 31, 2012, the Company had net property, plant and equipment of $637 and $541, respectively, located in foreign jurisdictions.

Pioneer Surgical Technology, Inc. and Subsidiaries

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

June 30, 2013 and 2012

(In thousands, except share data)

NOTE E - INTANGIBLE ASSETS

The following tables provide the gross and net amounts of intangible assets:

	June 30, 2013
	License agreement	Patent rights	Total

Original cost	$1,170	$1,554	$2,724
Less accumulated amortization/write-offs	(322)	(898)	(1,220)

Net intangible assets	$848	$656	$1,504

	December 31, 2012
	License agreement	Patent rights	Total

Original cost	$1,170	$1,269	$2,439
Less accumulated amortization/write-offs	(264)	(871)	(1,135)

Net intangible assets	$906	$398	$1,304

During the six months ended June 30, 2013, the Company capitalized costs incurred to obtain patents, including attorney fees and registration fees directly related to securing a patent. These costs are being amortized over the remaining amortizable life of the patent, which has been determined to be 10 years.

Amortization expense was $86 and $64 for the six months ended June 30, 2013 and 2012, respectively.

At June 30, 2013, the expected future amortization expense for intangible assets is as follows:

2013	$95
2014	190
2015	190
2016	190
2017	190
2018	190
Thereafter	459

Total	$1,504

Pioneer Surgical Technology, Inc. and Subsidiaries

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

June 30, 2013 and 2012

(In thousands, except share data)

NOTE F - ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities consisted of the following:

	June 30, 2013	December 31, 2012

Accrued payroll	$2,344	$5,006
Commissions payable	1,327	1,855
Accrued vacation	873	674
Deferred revenue	277	272
Accrued royalties	167	247
Income taxes payable	35	55
Accrued discounts	146	38
Other current liabilities	2,048	179

Total accrued expenses and other current liabilities	$7,217	$8,326

NOTE G - LINE-OF-CREDIT FACILITY

In October 2012, the Company entered into a new credit agreement that has a capacity of $15,000, with available credit of $11,643 at June 30, 2013, and carries an interest rate of 2.25% above the one-month London Interbank Offered Rate (LIBOR) (effective rate of 2.45% at June 30, 2013). This agreement expires on October 31, 2014, and is collateralized by substantially all of the Company’s assets. The Company had a similar agreement with a capacity of $15,000 at December 31, 2012. Balances outstanding were $3,357 and $2,192 as of June 30, 2013 and December 31, 2012, respectively.

Under the terms of the current agreement, the Company must maintain certain financial ratios, including a debt service coverage ratio and net funded debt to earnings before interest, taxes, depreciation and amortization and limit its capital expenditures as well as other enumerated restrictions, which, if not met, can result in an event of default. A default that remains uncured or is not waived by the bank may result in immediate repayment of the debt. The Company was in compliance with all financial ratio covenants at June 30, 2013. In June 2013, the bank waived the Company’s events of default under the covenants of the loan agreement regarding providing timely GAAP financial statements.

Pioneer Surgical Technology, Inc. and Subsidiaries

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

June 30, 2013 and 2012

(In thousands, except share data)

NOTE H - LONG-TERM DEBT

Long-term debt consisted of the following:

	June 30, 2013	December 31, 2012
Term loan dated October 31, 2012, with an interest rate of 2.50% above the 30-day LIBOR, collateralized by substantially all assets, due in monthly installments of $167 plus interest through November 2017, effective rate of 2.70% at June 30, 2013.	$9,000	$9,833

Leases and loans payable in monthly installments of $1 to $2 expiring from November 2013 through February 2017, with interest at 1.49% to 2.85%, collateralized by specific equipment.	157	184

Total	9,157	10,017

Less current maturities	(2,051)	(2,051)

Long-term debt	$7,106	$7,966

At June 30, 2013 future contractual maturities of long-term debt outstanding, including capital leases, were as follows:

2013	$1,192
2014	2,050
2015	2,044
2016	2,032
2017	1,839
Thereafter	—

Total	$9,157

Based on the borrowing rates currently available to the Company for loans with similar terms and average maturities, the fair value of long-term debt (exclusive of leases), including current maturities, as of June 30, 2013, approximated the carrying amount.

For financial statement purposes, the present values of the net minimum lease payments have been capitalized and are being amortized over the useful lives of the assets to which they relate, and are included in property, plant and equipment in the accompanying consolidated balance sheets. The present values of net minimum lease payments are included in long-term debt in the accompanying consolidated balance sheets.

Pioneer Surgical Technology, Inc. and Subsidiaries

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

June 30, 2013 and 2012

(In thousands, except share data)

NOTE I - INTEREST RATE SWAPS

In 2002, the Company entered into an interest rate swap agreement with an original notional amount of $3,000 that matured on August 31, 2012, when the notional amount was $350. This swap converted the variable rate of the 1.50% over the Municipal Swap Index to a fixed rate of 0.10%. In 2007, the Company entered into another interest rate swap agreement with an original notional amount of $6,797 that matures on August 1, 2019. The notional amount of this swap at June 30, 2013, was $3,540. This swap converts a variable rate of 1.25% over LIBOR to a fixed rate of 5.90%. The Company entered into these swaps to manage variable interest rate cash flows associated with long-term variable rate debt obligations. The notional amounts decline over the period of the agreements as the associated debt is repaid. The Company made an election not to document the hedge accounting relationship and ongoing effectiveness and ineffectiveness testing that are required for the Company to apply hedge accounting. Accordingly, changes in fair value of the arrangements are recognized within interest expense in the accompanying consolidated statements of comprehensive income. The fair value of the Company’s obligation on interest rate swaps was $512 and $668 as of June 30, 2013 and December 31, 2012, respectively. These balances have been included in other long-term liabilities in the accompanying consolidated balance sheets.

NOTE J - LEASES

The Company has non-cancelable operating leases for office space that expire over the next three years.

Minimum rent payments under operating leases are recognized on a straight-line basis over the terms of the leases, including any periods of free rent. Rental expense for operating leases (except those with lease terms of one month or less that were not renewed) during the six months ended June 30, 2013 and 2012 was $561 and $458, respectively.

Pioneer Surgical Technology, Inc. and Subsidiaries

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

June 30, 2013 and 2012

(In thousands, except share data)

Future minimum lease payments under capital leases and non-cancelable operating leases (with initial or remaining lease terms in excess of one year) as of June 30, 2013, were as follows:

	Capital leases	Operating leases

2013	$27	$607
2014	52	861
2015	45	384
2016	32	57
2017	5	—
Thereafter	—	—

Total minimum lease payments	161	$1,909

Less amounts representing interest	(4)

Present value of net minimum lease payments	$157

NOTE K - FAIR VALUE OF MEASUREMENTS

The Company’s financial instruments include cash and cash equivalents, investments, accounts receivable, accounts payable, line credit, debt and interest rate swap. The carrying values of these financial instruments approximate their estimated fair values based on the attributes of the instruments or their quoted prices unless stated. The fair values of the Company’s borrowings under its variable-rate agreements approximate their fair values unless stated. The fair value of the debt and interest rate swap reflect the market values for similar obligations considering their maturities, credit quality and market interest rates. The Company has recorded the interest rate swap on the accompanying consolidated balance sheet at fair value. Changes in fair value are recorded as interest expense in the accompanying consolidated statements of comprehensive income.

The authoritative guidance for fair value measurements defines fair value as an exit price, or the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants as of the measurement date. The authoritative guidance establishes a valuation hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs market participants would use in valuing the asset or liability and developed based on independent market data sources. Unobservable inputs are inputs that reflect the Company’s assumptions about the factors market participants would use in valuing the asset or liability and developed based on the best information available. This valuation hierarchy prioritizes the inputs into three broad levels as follows:

Level 1 - Inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities.

Pioneer Surgical Technology, Inc. and Subsidiaries

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

June 30, 2013 and 2012

(In thousands, except share data)

Level 2 - Inputs are quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, and inputs that are observable for the asset or liability, either directly or indirectly.

Level 3 - Inputs are unobservable inputs based on the Company’s own assumptions used to measure assets and liabilities at fair value.

Assets and Liabilities that are Measured at Fair Value on a Recurring Basis

The fair value authoritative guidance applies to certain financial assets and liabilities that are measured at fair value on a recurring basis. For the Company, financial liabilities include interest rate swaps and the bundled derivative associated with the Series B preferred stock.

The following tables provide the assets and liabilities carried at fair value measured on a recurring basis:

	June 30, 2013
	Level 1	Level 2	Level 3	Total
Liabilities
Interest rate swap	$—	$512	$—	$512

	December 31, 2012
	Level 1	Level 2	Level 3	Total
Liabilities
Interest rate swaps	$—	$668	$—	$668

The valuation techniques used to determine market value were as follows:

•	Interest rate swaps were valued using models that use readily observable market data as their basis.

•

In 2011, to determine the value of the bundled derivative, a valuation of the Company was performed, employing both discounted cash flow and market comparability techniques. Those values were then allocated to the various equity components. The value assigned to Series B was further allocated to the stock component based on the fair market value of the equity component plus accrued dividends, with the remainder deemed to be the bundled derivative value. As of September 13, 2012, the embedded derivative was no longer required to be bifurcated from the Series B. See note M for further discussion.

There were no transfers between Level 1 and Level 2 during the six months ended June 30, 2013 and 2012.

Pioneer Surgical Technology, Inc. and Subsidiaries

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

June 30, 2013 and 2012

(In thousands, except share data)

The following table presents the Company’s activity for the liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3):

	2013	2012

Balance as of January 1,	$—	$10,336

Total realized and unrealized gains
Included in earnings(1)	—	(1,017)
Included in other comprehensive income	—	—
Purchases, issuances and settlements, net	—	—
Transfers in/out of Level 3, net	—	—

Balance as of June 30,	$—	$9,319

Gain recorded in earnings for Level 3 assets still held at June 30,	$—	$1,017

(1)	Amounts are included in gain on embedded Series B derivative in the accompanying consolidated statements of comprehensive income.

NOTE L - INCOME TAXES

The Company expects its deferred tax assets of $9,498, net of the valuation allowance at June 30, 2013 of $0, to be realized through the generation of future taxable income and the reversal of existing taxable temporary differences.

The Company’s realization of the net deferred tax assets is dependent upon the ability to generate sufficient taxable income in future periods. The valuation allowance takes into consideration management’s estimate of future profitability and the likelihood and timing of the utilization of deferred tax assets.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. The Company assesses the realizability of deferred tax assets at the end of each reporting period. These assessments generally consider several factors, including the reversal of existing taxable temporary differences, projected future taxable income and potential tax planning strategies.

The Company has not recorded valuation allowances at both June 30, 2013 and December 31, 2012, which took into consideration management’s estimate of future profitability and the likelihood and timing of the utilization of the deferred tax assets.

On January 2, 2013 the American Taxpayer Relief Act of 2012 (“ATRA”) was signed into law. The ATRA retroactively extended the research tax credit to the beginning of 2012 through 2013. Under ASC (“Accounting Standards Codification”) 740, Accounting for Income Taxes, the effects of the tax legislation are recognized upon enactment. Therefore, the Company recognized the tax benefit during the first quarter of 2013.

Net deferred tax assets and liabilities consisted of the following components:

	2013	2012
Deferred tax assets liabilities
Allowance for doubtful accounts	$229	$222
Inventory	1,284	3,051
Machinery and equipment	280	140
Intangibles	303	452
Share-based compensation	1,647	1,509
Contributions subject to income limitation	—	171
Vacation and deferred compensation	1,181	1,163
Interest rate swap derivative	244	273
Accrued discount	14	112
Net operating loss carryforwards	1,116	218
Research and development credit carryforward	2,096	1,760
State credit carryforward	—	22
Unrealized currency gain (loss)	—	—
Instruments	—	15
AMT credit carryforward	312	313
Deferred revenue	324	—
Other	468	—

Gross deferred tax assets	9,498	9,421

Gain (loss) on sale of fixed assets	—	—
Other	—	(23)

Gross deferred tax liabilities	—	(23)

Net deferred tax assets before valuation allowance	9,498	9,398

Less valuation allowance	—	(9,398)

Net deferred tax assets	$9,498	$—

Pioneer Surgical Technology, Inc. and Subsidiaries

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

June 30, 2013 and 2012

(In thousands, except share data)

NOTE M - 2012 AMENDMENT TO THE ARTICLES OF INCORPORATION

On September 13, 2012, the Company amended its Articles of Incorporation. This amendment eliminated the preferred stock redemption rights and liquidation preference, which changed the classification of the preferred stock from the mezzanine section to the stockholders’ equity section of the consolidated balance sheets and eliminated the requirement to account for the Series B embedded derivative separately from the Series B preferred stock. As a result, the embedded derivative was marked to the market value at September 13, 2012, with the change reflected as a gain on embedded Series B derivative in the accompanying consolidated statements of comprehensive income. The value of $8,906 was reclassified from current liabilities to stockholders’ equity on the consolidated balance sheets with the Series B preferred stock.

The September 13, 2012 amendment further allows holders of preferred stock to redeem such shares at the time of a liquidation, dissolution or winding up of the Company, either voluntary or involuntary, or at the time of a deemed liquidation event and are entitled to proceeds based on the distribution set forth within the amendment. The preferred stock may be converted into shares of common stock at any time at the option of the holder. The conversion is computed by multiplying the number of shares by 8.16817 for each share of Series A and 7.79919 for each share of Series B. Preferred voting rights are on an as converted basis utilizing this conversion calculation.

See note N for further discussion of the terms of the preferred stock.

NOTE N - SERIES A AND SERIES B CONVERTIBLE PREFERRED STOCK

In 2006 and 2008, the Company issued 7,519,706 shares of Series A for gross proceeds of $30,500, including issuance costs of $1,734, and 4,619,565 shares of Series B for gross proceeds of $17,000, including issuance costs of $1,078, respectively. The following is a summary of the terms of the preferred stock:

Ranking

Series A and Series B rank senior to the Company’s common stock with respect to payment of dividends upon the Company’s liquidation, dissolution or winding down. While any shares of preferred stock are outstanding, the Company cannot authorize or issue any class or series of stock that ranks senior to or in parity with the preferred stock as to dividends or upon liquidation, dissolution or winding down without the consent of the holders of 70% of the outstanding shares of preferred stock.

Dividends

Preferred stockholders are entitled to receive dividends when, as and if declared by the board of directors. The preferred stock does not have a stated dividend rate. No dividends were declared or paid for the six months ended June 30, 2012 and 2013.

Market Value and Classification

As mentioned in note M, subsequent to September 13, 2012, the Series A and B are classified in the stockholders’ equity section of the consolidated balance sheets.

Pioneer Surgical Technology, Inc. and Subsidiaries

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

June 30, 2013 and 2012

(In thousands, except share data)

Prior to September 13, 2012, holders of preferred stock could redeem such shares at their sole discretion at any time after the earlier to occur of (1) the closing of an underwritten initial public offering (IPO) of shares of common stock where net proceeds are less than $60,000 and the per share price is less than $9.00 (a non-qualified public offering) or (2) December 15, 2012. The redemption price was equal to the greater of (a) the original issue price for such shares for Series A and 1.5 times the original issue price for Series B or (b) the fair market value of such shares at the time of redemption as determined by an appraisal. Because the redemption was not mandatory, the preferred stock was not required to be classified as a liability, but rather was classified in the mezzanine section of the consolidated balance sheets.

Series A

The fair market value of Series A was $74,520 as of June 30, 2013 and December 31, 2012, which was determined by a third-party valuation firm. Prior to September 13, 2012, the excess of the fair market value of Series A over the original issuance price of $30,500 was being accreted to the redemption value using the effective-interest method. Changes in the estimated redemption value of Series A were prospectively reflected in the accretion calculation.

Prior to September 13, 2012, issuance costs associated with Series A were reflected as a reduction in the carrying amount of Series A and were amortized using the effective-interest method. After the reclassification of the Series A from mezzanine equity to shareholders’ equity on the consolidated balance sheets, the issuance costs are no longer being amortized. For the six months ended June 30, 2013 and 2012, the Company recognized Series A accretion of $0 and $4,771, respectively, in the accompanying consolidated statements of stockholders’ equity for accretion to redemption value and amortization of issuance costs.

Series B

Series B was initially recorded at its issuance price, net of issuance costs of $1,078, and less the amount allocated to the embedded derivative. Prior to September 13, 2012, the Series B conversion feature and the conditional redemption rights upon a liquidation event or a non-qualified public offering are an embedded bundled derivative to be accounted for separately from Series B. The aggregate fair market value of Series B and the embedded bundled derivative was $43,710 as of June 30, 2013 and December 31, 2012, respectively.

Prior to September 13, 2012, changes to the recorded fair value of the bundled derivative were reflected as a gain on embedded Series B derivative in the accompanying consolidated statements of comprehensive income. The decrease in the fair value for the six months ended June 30, 2013 and 2012 was $0 and $1,017, respectively.

Prior to September 13, 2012, issuance costs associated with Series B were reflected as a reduction in the carrying amount of Series B and were amortized using the effective-interest method. Allocation of a portion of the Series B proceeds to the embedded derivative was being accreted to the Series B redemption value using the effective-interest method. Accretion recorded during the six months ended June 30, 2013 and 2012 for Series B was $0 and $5,589, respectively.

Liquidation Preference

Prior to September 13, 2012, in the event of any liquidation of the Company, the holders of preferred stock were entitled to receive, in preference to the holders of any other class of stock, an amount equal to the purchase price paid for such preferred stock plus 12% compounded per annum and any accrued or declared

Pioneer Surgical Technology, Inc. and Subsidiaries

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

June 30, 2013 and 2012

(In thousands, except share data)

but unpaid dividends (the Preference Amount). In addition, the holders of Series B received a premium of 50% of the original purchase price. Liquidation includes the dissolution or winding down of the Company, the sale of the Company, or the merger or consolidation of the Company.

Prior to September 13, 2012, the holders of preferred stock also had participation rights on an as-if converted pro rata basis with common stockholders in the Company’s net assets in the event of any liquidation after satisfaction of all liabilities and full payment of the Preference Amount. In no event would the aggregate amount paid to the holders of Series A exceed the greater of the purchase price for such shares multiplied by 300%, or the amount to which the holders of Series A would have been entitled had all such shares been converted to shares of common stock immediately prior to such liquidation. The Series B stockholders were entitled to receive no more than 375% of the purchase price for such shares, or the amount to which the holders of Series B would have been entitled had all such shares been converted to shares of common stock immediately prior to such liquidation.

After September 13, 2012, in the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, or any deemed liquidation event, the holders of preferred stock are entitled to proceeds based on the distribution set forth in the amended Articles of Incorporation.

Voting Rights

The Company is prohibited from taking the following actions without approval by 70% of the holders of preferred stock, entitled to vote as a separate class: liquidation, dissolution and wind-up; amendments to the Company’s articles of incorporation or bylaws; authorization or issuance of additional equity securities; declare or pay dividends or distributions; make provisions to purchase, redeem or retire equity securities; enter into agreements with related or affiliated parties; incur indebtedness in excess of $5,000 in the aggregate; acquire or enter into any agreement to acquire the assets or capital stock of any entity having a value of more than $5,000; and increase or decrease the number of directors constituting the board. In regards to all other Company actions requiring stockholder approval, each share of preferred stock issued and outstanding is entitled to the number of votes equal to the number of shares of common stock into which it is convertible.

Conversion Rights

Prior to September 13, 2012, the preferred stock would be converted into shares of common stock at any time at the option of a holder or automatically in the event of a qualified public offering, as defined below. The number of shares of common stock into which preferred stock would be converted would be determined by dividing the purchase price of the preferred stock being converted by the then-applicable conversion price. The preferred stock conversion was subject to adjustment for stock splits, combinations and like occurrences. Furthermore, the preferred stock conversion was subject to antidilution adjustments for any subsequent equity offerings or equity-related financing at a purchase price less than the conversion price then in effect for the preferred stock. The antidilution rights through June 15, 2010, required adjustment of the conversion price to the per share amount of any triggering financings. After June 15, 2010, the determination of the new conversion price upon a triggering financing was based on a weighted-average formula.

Prior to September 13, 2012, all outstanding shares of preferred stock would be converted automatically into shares of common stock, at the then-applicable conversion rate, in the event of the closing of an underwritten IPO of shares of common stock of the Company (adjusted as required to reflect changes in the conversion price for preferred stock, stock splits, dividends, combinations and other similar events), resulting

Pioneer Surgical Technology, Inc. and Subsidiaries

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

June 30, 2013 and 2012

(In thousands, except share data)

in net aggregate proceeds to the Company of at least $60,000 and a per share price of at least $9.00 (a qualified public offering). If the Company completed an underwritten IPO of shares of common stock at a per share price of less than three times the preferred stock conversion price then in effect, the conversion price would automatically be reduced to one-third of the price per share of common stock.

After September 13, 2012, the preferred stock may be converted into shares of common stock on an as converted basis at any time at the option of a holder. The conversion is computed by multiplying the number of shares by 8.16817 for each share of Series A and 7.79919 for each share of Series B.

NOTE O - COMMON STOCK

Authorized Shares

Historically, the Company has entered into various agreements with common stockholders and option holders that contain defined redemption rights for the holders and mandatory or optional repurchase obligations/rights for the Company. By the end of 2011, all but one of these agreements had been terminated.

Shares Classified as Mezzanine Equity

As of June 30, 2013 and December 31, 2012, agreements between the Company and one stockholder underlying 255,000 shares affected the transfers of such shares, including a mandatory requirement for the Company to repurchase the shares upon a stockholder’s death or felonious conviction. Because these requirements are outside the control of the Company, common shares subject to these arrangements are classified as mezzanine equity.

A significant stockholder and former member of senior management holds 2,250,000 shares of restricted common stock. The restricted shares cannot be sold or transferred to any third party. Compensation expense associated with these restricted shares is subject to variable accounting adjustments through the vesting dates, reflecting changes in the value of the Company’s common stock. At June 30, 2013, there is no unrecognized compensation expense.

A stockholder who provides consulting services and is a former member of the Company’s board of directors holds 1,200,000 shares of common stock, which are subject to forfeiture. Unrecognized compensation expense for these awards was a credit of $351 at June 30, 2013, due to amounts expensed in prior years exceeding the current value of the related shares, and is being amortized over half a year based on the contractual end date. Compensation expense is subject to variable accounting adjustments through the vesting date, reflecting changes in the value of the Company’s common stock.

A member of senior management holds 25,000 shares of restricted stock units that vest upon the individual remaining employed with the Company for four continuous years. At June 30, 2013, there is no unrecognized compensation expense since these shares were fully vested.

Pioneer Surgical Technology, Inc. and Subsidiaries

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

June 30, 2013 and 2012

(In thousands, except share data)

Stock Options

The Company has stock options outstanding under the 1997 Stock Option Plan (the 1997 Plan), the 2007 Stock Option Plan (the 2007 Plan) and the Long-Term Incentive Plan (the LTIP). The 1997 Plan was succeeded by the 2007 Plan on January 1, 2007, and the 2007 Plan was superseded by the LTIP on January 1, 2009. There are 55,000 options outstanding under the 1997 Plan, 275,000 options outstanding under the 2007 Plan and 753,000 options outstanding under the LTIP as of June 30, 2013. The LTIP allows for the granting of stock options to the Company’s employees, directors and consultants for up to 4,855,993 shares of common stock, of which 4,095,993 shares were available for future grants as of June 30, 2013. Option awards are generally granted with an exercise price at least equal to the market price of the Company’s stock at the date of grant. For persons owning greater than 10% of the Company’s outstanding common stock, the exercise price of compensatory options must be at least 110% of fair market value at the grant date. The LTIP allows the compensation committee substantial flexibility in determining the terms of awards, interpreting the LTIP and modifying awards. Awards vest based on a variety of service periods and performance conditions and have contractual terms of up to 10 years.

Estimates of option fair values are based on a Black-Scholes option valuation model that uses the weighted-average assumptions noted in the following table. Since the Company does not have sufficient historical volatility data of its common stock, the expected volatility is based on the volatility of similar public companies. In choosing similar companies, the Company considers factors such as industry, stage of life cycle, size and financial leverage, and engages the assistance of an independent valuation firm to assist with the analysis. The expected term of all non-employee options granted is the contractual option term. The expected term for employee option grants is based on historical experience. The risk-free interest rate is based on the U.S. Treasury yield curve in effect for the expected term of the option at the time of the grant or other measurement date. The Company has never declared or paid any cash dividends and does not presently plan to pay cash dividends in the foreseeable future. The Company uses historical termination behavior to support an estimated annual forfeiture rate of 5%.

There were no stock option grants during the six months ended June 30, 2013 and 2012.

Total share-based compensation expense included in net income was $(413) and 21 for the six months ended June 30, 2013 and 2012, respectively. There was no compensation cost capitalized as part of inventory and property, plant and equipment during the six months ended June 30, 2013 and 2012. Share-based compensation has been recorded as an increase to retained earnings in the accompanying consolidated balance sheets.

Pioneer Surgical Technology, Inc. and Subsidiaries

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

June 30, 2013 and 2012

(In thousands, except share data)

A summary of option activity for the six months ended June 30, 2013 and 2012, is presented below:

			Weighted-average
Options	Shares available for grant	Shares under options	Exercise price per share	Remaining contractual term (years)

Balance, January 1, 2013	3,838,493	1,442,135	$2.68	2.1

Granted	—	—	—
Exercised	—	—	—
Canceled	257,500	(359,135)	3.50

Balance, June 30, 2013	4,095,993	1,083,000	$2.41	2.2

At June 30, 2013 Vested or expected to vest		902,167	$2.24	2.3

Exercisable		743,416	$2.37	2.2

The following table summarizes unvested options for the six months ended June 30, 2013 and 2012:

	Shares	Weighted- average grant date fair value

Unvested at January 1, 2013	508,334	$0.24

Granted	—	—
Vested	(118,750)	0.34
Forfeited	(50,000)	0.00

Unvested at June 30, 2013	339,584	$0.23

As of June 30, 2013, there was $45 of unrecognized compensation expense related to 187,084 unvested employee common stock option awards. The remaining expense is expected to be recognized over a period of one to two years. As of June 30, 2013, there was no unrecognized compensation expense related to 152,500 unvested non-employee options.

As of June 30, 2013, options granted include 180,833 shares that are not expected to vest.

Stockholder Notes Receivable

Prior to May 5, 2009, pursuant to the Company’s 1997 Plan, the Company’s compensation committee granted the authority to accept notes payable to the Company from employees exercising options. Interest rates were at least equal to the applicable federal rate and the term could not exceed nine years. On May 5, 2009, the Company’s compensation committee withdrew that authority and notes no longer would be issued

Pioneer Surgical Technology, Inc. and Subsidiaries

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

June 30, 2013 and 2012

(In thousands, except share data)

for stock option exercises. Existing notes continue to be subject to the terms of the agreements under which they were issued. As a result of this modification, options that had not been previously exercised were subject to a final value measurement.

The Company had notes receivable as of June 30, 2013 and December 31, 2012, with a carrying amount of $844 and $820, respectively. The notes receivable are carried on the consolidated balance sheets as a contra equity account at face value plus accrued interest. Principal was added to the Company’s common stock account upon receipt of the note. Interest is accrued semiannually, resulting in an adjustment to common stock. Notes have a nine-year term, allow for prepayment and are issued at fixed interest rates ranging from 4.70% to 8.25%. The Company retains the stock certificates as collateral and has legal right to additional recourse; however, security rights are not perfected and the notes are accounted for as if non-recourse. During the six months ended June 30, 2013, no collateral shares were redeemed. During the six months ended June 30, 2012, 167,112 shares were redeemed for $170 of principal and interest. No compensation expense was recognized as the shares were redeemed in lieu of repayment of the stockholder notes. As of June 30, 2013 and December 31, 2012, 702,293 shares exercised with Company notes are included in these consolidated financial statements as outstanding shares of common stock, but are deemed still outstanding as options for the purpose of computing share-based compensation costs.

NOTE P - OTHER COMMITMENTS AND CONTINGENCIES

Royalty Arrangements

The Company has patent-related license agreements requiring royalty payments of between 1% and 20% of net sales of related products. Royalty expenses relating to the above agreements totaled $384 and $374 during the six months ended June 30, 2013 and 2012, respectively. As further described below, the Company also entered into royalty arrangements in connection with the Encelle, Inc. (Encelle) and Angstrom Medica, Inc. (Angstrom) acquisitions.

Angstrom

As part of the acquisition of Angstrom in 2007, the Company is required to pay future royalty payments of 1.5% and 3.0% of net sales for products using the acquired technology through October 2021. During the six months ended June 30, 2013 and 2012, royalty expenses related to this agreement were $58 and $51, respectively. Additional contingent common stock considerations still outstanding are as follows:

•	Common stock in the amount of 205,000 shares upon the Company submitting to the FDA an application for regulatory approval of Angstrom technology-based cement for induction in humans.

•	Common stock in the amount of 615,000 shares upon receipt of FDA approval of the previously described application.

Encelle

Under the terms of the 2007 acquisition agreement, there was no upfront consideration, but rather two contingent payments based on future commercial sales of spine and orthopedic-related products using the Encelle technology. The first commercial sales commenced in January 2009, thus obligating the Company to

Pioneer Surgical Technology, Inc. and Subsidiaries

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

June 30, 2013 and 2012

(In thousands, except share data)

pay the sum of 50% of net sales for the next 12 months. An additional payment was based on 50% of net sales for the 12 months starting in January 2011. During the six months ended June 30, 2013 and 2012, sales of products developed under this agreement resulted in royalties to the former owners of Encelle of $0 and $288, respectively.

Additionally, Encelle’s former owners were also entitled to the net proceeds of sales of non-spine applications, which represented $-0- in the six months ended June 30, 2013 and 2012.

The royalties related to both Angstrom and Encelle were included in costs of goods sold in the accompanying consolidated statements of comprehensive income since at the time of the acquisition the companies were considered in early stage research and development and the related technology was considered to have little value. The development to enhance the technology to become a commercially saleable product and business did not occur until after the acquisition and development of the technologies by the Company.

Purchase Commitments

The Company is committed to purchase materials for production over the next year at prevailing market prices. At June 30, 2013 and December 31, 2012, purchase order commitments to acquire materials used in production totaled $1,766 and $2,673 respectively.

Employee and Officer Termination Benefits

Employment agreements signed by 16 employees or officers require the Company to make severance payments of an amount equal to or greater than current salary over a period of six to 12 months if the employees or officers were terminated.

Litigation

Through the normal course of business, the Company has various legal claims and contingent matters outstanding. The Company believes that any ultimate liabilities arising from these actions will not have a material impact on the Company’s financial condition or results of operations. Litigation that could present a material impact if not decided in the Company’s favor includes the following:

Lanx, Inc. vs. Pioneer Surgical Technology, Inc.

On April 18, 2013, Lanx, Inc. (Lanx) filed a complaint in the District of Colorado alleging that the Company was infringing a specific patent issued to Lanx.

The Company has been engaged in confidential settlement negotiations with Lanx. The parties have exchanged respective offers, which have not been accepted by the other side. The parties are presently engaged in the early stages of the discovery phase of litigation. The Company denies that it has any liability in law or equity, and is prepared to vigorously defend itself. However, due to the Company’s strong defensive arguments, coupled with the cost and expense to both sides of litigating the case through trial, the Company believes it is probable that a negotiated resolution will be achieved. Based on information presently available to it, the Company’s reasonable estimate of its probable financial loss attributable to such negotiated resolution is $1,400 and $1,400 has therefore been accrued as of June 30, 2013.

NOTE Q - RETIREMENT PLAN

The Company maintains an Employee Retirement Income Security Act of 1974 safe harbor qualified retirement plan for substantially all employees established pursuant to IRC Section 401(k). Contributions are based on a partial match of employees’ contributions. The Company match is based on the amount of salary the employee elects to defer. For the first 3% of an employee’s salary that is deferred, the Company will match 100%. For the next 2% of an employee’s salary that is deferred, the Company will match 50%. The Company does not match deferral amounts in excess of 4% of an employee’s salary. The employer match was $331 and $351 for the six months ended June 30, 2013 and 2012, respectively.

Pioneer Surgical Technology, Inc. and Subsidiaries

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

June 30, 2013 and 2012

(In thousands, except share data)

NOTE R - RELATED-PARTY TRANSACTIONS

During the six months ended June 30, 2012, the Company redeemed 51,064 shares for $0.94 per share of common stock from a relative of the Company’s largest individual stockholder.

A former member of the board of directors has signed a consulting agreement that includes a 1% royalty payment on certain sales of products yet to be approved by the FDA, which he received payment of $5 aduring June 30, 2013 and 2012. The same former board member was a partial owner of Angstrom. He received 45,143 shares of Company common stock in connection with this transaction and will receive a pro rata amount, based on his former share ownership, of any future consideration paid to the Angstrom stockholders, of which $2 and $1 were paid during June 30, 2013 and 2012.

The Company has entered into a license agreement with its largest stockholder that requires royalty payments of 1% of net sales of the related product yet to be approved by the FDA, which he received payment of $7 and $6 during June 30, 2013 and 2012, respectively.

NOTE S - SUBSEQUENT EVENTS

On June 11, 2013, the Company entered into an Agreement and Plan of Merger with Rockets MI Corporation, a wholly owned subsidiary of RTI Biologics, Incorporated (RTI). Pursuant to the terms of the Merger Agreement, RTI paid $130 million, subject to certain adjustments, to acquire all of the Company’s outstanding stock. The transaction was completed on July 16, 2013.

The Company evaluated its June 30, 2013, unaudited consolidated interim financial statements for subsequent events through September 16, 2013, the date these unaudited consolidated interim financial statements were available to be issued. Except as described above and in Note P, there were no subsequent events that require disclosure or additional disclosures in these unaudited consolidated interim financial statements.